Exhibit 10.3

H&R BLOCK, INC.
2003 LONG-TERM EXECUTIVE COMPENSATION PLAN
STOCK OPTIONS
GRANT AGREEMENT

This Grant Agreement is entered into by and between H&R Block, Inc., a Missouri corporation (”H&R Block”), and [Participant Name] (“Participant”).

WHEREAS, H&R Block provides certain incentive awards (“Awards”) to key employees of subsidiaries of H&R Block under the H&R Block, Inc. 2003 Long-Term Executive Compensation Plan (the “Plan”);

WHEREAS, receipt of such Awards under the Plan are conditioned upon a Participant’s execution of a Grant Agreement within 180 days of [Grant Date], wherein Participant agrees to abide by certain terms and conditions authorized by the Compensation Committee of the Board of Directors;

WHEREAS, the Participant has been selected by the Board of Directors, the Compensation Committee, or the Chief Executive Officer of H&R Block as a key employee of one of the subsidiaries of H&R Block and is eligible to receive Awards under the Plan.

NOW THEREFORE, in consideration of the parties promises’ and agreements set forth in this Grant Agreement, the sufficiency of which the parties hereby acknowledge,

IT IS AGREED AS FOLLOWS:

1. Definitions. Whenever a term is used in this Grant Agreement, the following words and phrases shall have the meanings set forth below or as set forth in the Plan unless the context plainly requires a different meaning, and when a defined meaning is intended, the term is capitalized.

1.1 Amount of Gain Realized. The Amount of Gain Realized shall be equal to the number of shares of Common Stock purchased pursuant to an exercise of Stock Options hereunder multiplied by the difference between the Fair Market Value of Common Stock on the date of exercise and the Option Price.

1.2 Change of Control.  Change of Control means the occurrence of one or more of the following events:

(a) Any one person, or more than one person acting as a group, acquires ownership of stock of H&R Block that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of H&R Block. If any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of H&R Block, the acquisition of additional stock by the same person or persons shall not be considered to cause a Change of Control. An increase in the percentage of stock owned by any one person, or persons

H&R Block Inc. 2003 Long-Term Executive Compensation Plan
Grant Agreement – Stock Options (2012)

acting as a group, as a result of a transaction in which H&R Block acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this Section 1.2(a).

(b) Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of H&R Block possessing 35 percent or more of the total voting power of the stock of H&R Block. If any one person, or more than one person acting as a group, is considered to effectively control a corporation within the meaning of Treasury Regulation §1.409A-3(i)(5)(vi), the acquisition of additional control of the corporation by the same person or persons is not considered to cause a change in the effective control of the corporation.

(c) A majority of members of H&R Block’s Board of Directors (the “Board”) is replaced during any 12-month period by directors whose appointment or election is not endorsed by two-thirds (2/3) of the members of the Board before the date of such appointment or election.

(d) Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from H&R Block that have a total gross fair market value equal to or more than 50 percent of the total gross fair market value of all of the assets of H&R Block immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of H&R Block, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Notwithstanding the foregoing, there is no Change of Control event under this Section 1.2(d) when there is a transfer to an entity that is controlled by the shareholders of H&R Block immediately after the transfer. A transfer of assets by H&R Block is not treated as a change in the ownership of such assets if the assets are transferred to: (i) a shareholder of H&R Block (immediately before the asset transfer) in exchange for or with respect to its stock; (ii) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by H&R Block; (iii) a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of H&R Block; or (iv) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in (iii) above.

For purposes of the foregoing, persons will be considered acting as a group in accordance with Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended, and Section 409A of the Code.

1.3 Code. Code means the Internal Revenue Code of 1986, as amended.

1.4 Committee. Committee means the Compensation Committee of the Board of Directors for H&R Block, Inc.

1.5 Common Stock. Common Stock means the common stock of H&R Block, Inc.

H&R Block Inc. 2003 Long-Term Executive Compensation Plan
Grant Agreement – Stock Options (2012)

1.6 Company. Company means H&R Block, Inc., a Missouri corporation, and includes its “subsidiary corporations” (as defined in Section 424(f) of the Internal Revenue Code) and their respective divisions, departments and subsidiaries and the respective divisions, departments and subsidiaries of such subsidiaries.

1.7 Closing Price. Closing Price shall mean the last reported market price for one share of Common Stock, regular way, on the New York Stock Exchange (or any successor exchange or stock market on which such last reported market price is reported) on the day in question. In the event the exchange is closed on the day on which the Closing Price is to be determined or if there were no sales reported on such date, the Closing Price shall be computed as of the last date preceding such date on which the exchange was open and a sale was reported.

1.8 Disability. Disability or disabled means, determined in accordance with the following determination periods:

(a) In the case of a Participant who has coverage under a group long-term disability program maintained by the Company, the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of at least three months under such program; or

(b) In the case of a Participant who does not have coverage under a group long-term disability program maintained by the Company, the Participant is unable to engage in any substantial gainful activity for a period of at least 9 months by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

For this purpose, a Participant shall be deemed to have incurred a Disability on the last day of the applicable determination period above.

1.9 Early Retirement.  Early Retirement means the Participant’s voluntary termination of employment with the Company at or after the date the Participant has both reached age 55 but has not yet reached age 60, and completed at least five (5) years of service with the Company.

1.10 Fair Market Value. Fair Market Value means the Closing Price for one share of Common Stock.

1.11 Last Day of Employment. Last Day of Employment means the date of a Participant’s Termination of Employment.

1.12 Qualifying Termination. Qualifying Termination shall mean Participant’s termination of employment which meets the definition of a “Qualifying Termination” under a written severance plan maintained by the Company that is applicable to Participant. In the event that no written severance plan is applicable to Participant, the definition of “Qualifying Termination” contained in any severance plan maintained by the Company that is applicable to employees at the same level as Participant will govern.

H&R Block Inc. 2003 Long-Term Executive Compensation Plan
Grant Agreement – Stock Options (2012)

1.13 Retirement. Retirement or retire or similar terms means the Participant’s voluntary termination of employment with the Company at or after the date the Participant has reached age 60.

1.14 Stock Option. Stock Option means the right to purchase, upon exercise of a stock option granted under the Plan, shares of Common Stock. A Stock Option may be an Incentive Stock Option which meets the requirements of Code Section 422(b) or a Nonqualified Stock Option. The right and option to purchase shares of Common Stock identified as subject to Nonqualified Stock Option shall not constitute and shall not be treated for any purpose as an “incentive stock option,” as such term is defined in the Code.

1.15 Termination of Employment.  Termination of Employment, termination of employment and similar references mean a separation from service within the meaning of Code §409A.  A Participant who is an employee will generally have a Termination of Employment if the Participant voluntarily or involuntarily terminates employment with the Company.  A termination of employment occurs if the facts and circumstances indicate that the Participant and the Company reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services the Participant will perform after such date (whether as an employee, director or other independent contractor) for the Company will decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee, director or other independent contractor) over the immediately preceding 36-month period (or full period of services if the Participant has been providing services for less than 36 months).  For purposes of this Section 1.15, "Company" includes any entity that would be aggregated with the Company under Treasury Regulation 1.409A-1(h)(3).

2. Stock Option.

2.1 Grant of Stock Option. As of [Grant Date] (the “Grant Date”), H&R Block grants the Participant the right and option to purchase [Number of Shares Granted] shares of Common Stock (this “Stock Option”) identified as [Grant Type].

2.2 Option Price. The price per share of Common Stock subject to this Stock Option is [Grant Price], which is the Closing Price on [Grant Date] (the “Option Price”).

2.3 Vesting. This Stock Option shall vest on the dates noted below (“Vesting Dates”) and become exercisable in installments, which shall be cumulative, with regard to the percentage of the number of shares of Common Stock subject to this Stock Option indicated next to each Vesting Date set forth in the table below provided that the Participant remains continuously employed by the Company through such Vesting Date:

Percent of Stock Options Subject to Vesting on Such
Vesting Date	Vesting Date
First Anniversary of the Grant Date	33 1/3%
Second Anniversary of the Grant Date	33 1/3%
Third Anniversary of the Grant Date	33 1/3%

If the percentage of the aggregate number of shares of Common Stock subject to this Stock Option scheduled to vest on a Vesting Date is not a whole number of shares, then the amount vesting on such Vesting Date shall be rounded down to the nearest whole number of shares for

H&R Block Inc. 2003 Long-Term Executive Compensation Plan
Grant Agreement – Stock Options (2012)

each Vesting Date, except that the amount vesting on the final Vesting Date shall be such that 100% of the aggregate number of shares of Common Stock subject to this Stock Option shall be cumulatively vested as of the final Vesting Date.

2.4 Acceleration of Vesting. Notwithstanding Section 2.3, Stock Options held by the Participant shall vest on the occurrence of any of the following events; provided that receipt of the benefits set forth in this Section 2.4 may be conditioned on the Participant executing and not revoking a release and separation agreement (and the deadline for executing and not revoking such agreement shall not delay the date the Stock Options become exercisable):

(a)           Change of Control. In the event the Participant incurs a Qualifying Termination in the 24 months immediately following a Change of Control, as defined in Section 1.2, 100% of the Stock Options granted under this Grant Agreement shall immediately vest and become exercisable. The Participant may exercise such Stock Options until the earlier of: (i) ninety (90) days following the Participant’s Last Day of Employment unless, if applicable, the Participant elects in writing to extend this time period through the severance period as defined by the applicable severance plan; or (ii) the last day the Stock Options would have been exercisable if the Participant had not incurred a termination of employment.

(b)           Qualifying Termination. If a Participant experiences a Qualifying Termination not otherwise covered under Section 2.4(a), all or a portion of the then outstanding Stock Options granted under this Grant Agreement shall vest if and to the extent specified in any applicable severance plan and 100% of such vested Stock Options shall immediately vest and become exercisable.  The Participant will be eligible for an extension of the exercise period for such Stock Options, if at all, only pursuant to an applicable severance plan (subject to the Participant executing and not revoking a release and separation agreement).

(c)           Retirement. In the event of Participant’s Retirement, 100% of the Stock Options granted under this Grant Agreement shall immediately vest and become exercisable, provided that the Participant retires more than one year after the Grant Date.  Upon Retirement or Early Retirement, Participant may exercise any vested Stock Options for up to twelve months after Participant’s Last Day of Employment.

If application of this Section 2.4 results in the acceleration of vesting of all or any portion of the Stock Options, shares of Common Stock then subject to Stock Options shall be allocated such that the number of shares subject to Incentive Stock Option shall be the maximum number of shares that may be subject to Incentive Stock Option under Section 422 of the Code for the calendar year in which the acceleration of vesting results.

2.5 Term of Option. No Stock Option granted under this Grant Agreement may be exercised after [Expiration Date]. Except as provided in this Section 2.5 and Sections 2.4 and 2.6, all Stock Options shall terminate when the Participant ceases, for any reason, to be an employee of the Company . If the Participant ceases to be an employee of the Company because of Disability, Participant may exercise any vested Stock Options for up to 3 months after Participant’s Last Day of Employment.

H&R Block Inc. 2003 Long-Term Executive Compensation Plan
Grant Agreement – Stock Options (2012)

2.6 Participant’s Death. In the event the Participant ceases to be an employee of the Company because of death, the person or persons to whom the Participant’s rights under this Grant Agreement shall pass by the Participant’s will or laws of descent and distribution may exercise any vested Stock Options for a period up to 12 months after the Participant’s date of death.

2.7 Exercise of Stock Option. The Stock Option granted under this Grant Agreement shall be exercisable by the Participant by giving notice of exercise to the Company, in the manner specified by the Company, specifying the number of whole shares to be purchased, and accompanied by full payment of the purchase price. The right to purchase shall be cumulative, so that the full number of shares of Common Stock that become purchasable at any time need not be purchased at such time, but may be purchased at any time or from time to time thereafter (but prior to the termination of the Stock Option).

2.8 Payment of the Option Price. Full payment of the Option Price for shares purchased shall be made at the time the Participant exercises the Stock Option. Payment of the aggregate Option Price may be made in (a) cash (which may include same day sales through a broker), (b) by delivery of Common Stock (with a value equal to the Closing Price of Common Stock on the last trading date preceding the date on which the Stock Option is exercised), or (c) a combination thereof. Payment shall be made only in cash unless at least 6 months have elapsed between the date of Participant’s acquisition of each share of Common Stock delivered by Participant in full or partial payment of the aggregate Option Price and the date on which the Stock Option is exercised.

2.9 No Shareholder Privileges. Neither the Participant nor any person claiming under or through him or her shall be, or have any of the rights or privileges of, a shareholder of H&R Block with respect to any of the Common Stock issuable upon the exercise of this Stock Option, unless and until such shares of Common Stock shall have been duly issued and delivered to Participant as a result of such exercise.

3. Covenants.

3.1 Consideration for Award under the Plan. Participant acknowledges that Participant’s agreement to this Section 3 is a key consideration for the Award made under this Grant Agreement. Participant hereby agrees to abide by the Covenants set forth in Sections 3.2, 3.3, and 3.4.

3.2 Covenant Against Competition. During the period of Participant’s employment and for two (2) years after his or her Last Day of Employment, Participant acknowledges and agrees he or she will not, directly or indirectly, establish or engage in any business or organization, or own or control any interest in, be employed by, or act as an officer, director, consultant, advisor, or lender to, any of the following located in those geographic markets where Participant has had direct and substantial involvement in the Company’s operations in such geographic markets:  (a) any entity that engages in any business competitive with the business

H&R Block Inc. 2003 Long-Term Executive Compensation Plan
Grant Agreement – Stock Options (2012)

activities of the Company including, without limitation, its assisted and digital (including software) tax services businesses (“Prohibited Companies”); (b) any financial institution or business where any of Participant’s duties or activities would relate to or assist in providing services or products to one or more of the Prohibited Companies for use in connection with products, services or assistance being provided to customers; or (c) any financial institution or business whose primary purpose is to provide services or products to one or more of the Prohibited Companies for use in connection with products, services or assistance being provided to customers.  Without limiting clause (c), any financial institution or business whose profits or revenues from the provision of services or products to the Prohibited Companies exceeds 25% of total profits or revenues, as the case may be, shall be deemed to be covered by clause (c).  For Participants whose primary place of employment as of the Last Day of Employment is in Puerto Rico or Arizona, the restrictions in this Section 3.2 shall be limited to one (1) year following the Participant’s Last Day of Employment.  The restrictions in this Section 3.2 shall not apply if Participant’s primary place of employment as of the Last Day of Employment is in California or North Dakota.

3.3 Covenant Against Solicitation of Employees. Participant acknowledges and agrees that, during the period of Participant’s employment and for one (1) year after his or her Last Day of Employment, Participant will not directly or indirectly: (a) recruit, solicit, or otherwise induce any employee of any subsidiary of the Company to leave the employment of any such subsidiary of the Company or to become an employee of or otherwise be associated with Participant or any company or business with which Participant is or may become associated; or (b) hire any employee of any subsidiary of the Company as an employee or otherwise in any company or business with which Participant is or may become associated.  The restrictions in this Section 3.3 shall not apply if Participant’s primary place of employment as of the Last Day of Employment is in Wisconsin.

3.4 Covenant Against Solicitation of Customers. During the period of Participant’s employment and for two (2) years after his or her Last Day of Employment, Participant acknowledges and agrees that he or she will not, directly or indirectly, solicit or enter into any arrangement with any person or entity which is, at the time of the solicitation, a significant customer of the Company or any subsidiary of the Company for purpose of engaging in any business transaction of the nature performed by the Company or any subsidiary of the Company, or contemplated to be performed by the Company or any subsidiary of the Company, provided that this Section 3.4 will only apply to customers for whom Participant personally provided services while employed by a subsidiary of the Company  or customers about whom or which Participant acquired material information while employed by a subsidiary of the Company.  For Participants whose primary place of employment as of the Last Day of Employment is in Puerto Rico or Arizona, the restrictions in this Section 3.4 shall be limited to one (1) year following the Participant’s Last Day of Employment.  The restrictions in this Section 3.4 shall not apply if Participant’s primary place of employment as of the Last Day of Employment is in North Dakota.

3.5 Forfeiture of Rights. Notwithstanding anything herein to the contrary, if Participant violates any provisions of this Section 3, Participant shall forfeit all rights to payments or benefits under the Plan. All Stock Options outstanding on such date shall terminate.

H&R Block Inc. 2003 Long-Term Executive Compensation Plan
Grant Agreement – Stock Options (2012)

3.6 Remedies. Notwithstanding anything herein to the contrary, if Participant violates any provisions of this Section 3, whether prior to, on or after any settlement of an Award under the Plan, then Participant shall promptly pay to Company an amount equal to the aggregate Amount of Gain Realized by the Participant on all Stock Options exercised after a date commencing one year prior to Participant’s Last Day of Employment. The Participant shall pay Company within three (3) business days after the date of any written demand by the Company to the Participant.

3.7 Remedies Payable. The Participant shall pay the amounts described in Section 3.6 in cash or as otherwise determined by the Company.

3.8 Remedies without Prejudice. The remedies provided in this Section 3 shall be without prejudice to the rights of the Company to recover any losses resulting from the applicable conduct of the Participant and shall be in addition to any other remedies the Company may have, at law or in equity, resulting from such conduct.

3.9 Survival. Participant’s obligations in this Section 3 shall survive and continue beyond settlement of all Awards under the Plan and any termination or expiration of this Grant Agreement for any reason.

4. Non-Transferability of Awards. Any Award (including all rights, privileges and benefits conferred under such Award) shall not be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate, or otherwise dispose of any Award, or of any right or privilege conferred hereby, contrary to the provisions hereof, or upon any attempted sale under any execution, attachment, or similar process upon the rights and privileges hereby granted, then and in any such event such Award and the rights and privileges hereby granted shall immediately become null and void.

5. Miscellaneous.

5.1 No Employment Contract. This Grant Agreement does not confer on the Participant any right to continued employment for any period of time, is not an employment contract, and shall not in any manner modify any terms of employment between the Participant and the Company.

5.2 Clawback.  If a significant restatement of the Company’s financial results were to occur, and if as a result of that there has been an overage with respect to issuance of an Award, vesting thereof, or the Amount of Gain Realized with respect thereto, the Participant may be required to reimburse the Company for an amount related to such Award.  The Committee has sole discretion to make all determinations that may be made pursuant to this section, including the amount of reimbursement.

5.3 Adjustment of Shares. If there shall be any change in the capital structure of H&R Block, including but not limited to a change in the number or kind of the outstanding shares of Common Stock resulting from a stock dividend or split-up, or combination or reclassification of such shares (or of any stock or other securities into which shares shall have been changed, or for which they shall have been exchanged), then the Board of Directors of H&R Block may make

H&R Block Inc. 2003 Long-Term Executive Compensation Plan
Grant Agreement – Stock Options (2012)

such equitable adjustments with respect to the Stock Option, or any other provisions of the Plan, as it deems necessary or appropriate to prevent dilution or enlargement of the Stock Option rights hereunder or of the shares subject to this Stock Option.

5.4 Merger, Consolidation, Reorganization, Liquidation, etc. If H&R Block shall become a party to any corporate merger, consolidation, major acquisition of property for stock, reorganization, or liquidation, the Board of Directors shall, acting in its absolute and sole discretion, make such arrangements, which shall be binding upon the Participant of outstanding Awards, including but not limited to, the substitution of new Awards or for any Awards then outstanding, the assumption of any such Awards and the termination of or payment for such Awards.

5.5 Interpretation and Regulations. The Board of Directors of H&R Block shall have the power to provide regulations for administration of the Plan by the Committee and to make any changes in such guidelines as from time to time the Board of Directors may deem necessary. The Committee shall have the sole power to determine, solely for purposes of the Plan and this Grant Agreement, the date of and circumstances which shall constitute a cessation or termination of employment and whether such cessation or termination is the result of Retirement, death, Disability or termination without cause or any other reason, and further to determine, solely for purposes of the Plan and this Grant Agreement, what constitutes continuous employment with respect to the vesting and exercise of Stock Options or delivery of shares under the Plan (except that leaves of absence approved by the Committee or transfers of employment among the subsidiaries of H&R Block shall not be considered an interruption of continuous employment for any purpose under the Plan).

5.6 Reservation of Rights. If at any time the Company determines that qualification or registration of the Stock Options or any shares of Common Stock subject to the Stock Options under any state or federal securities law, or the consent or approval of any governmental regulatory authority, is necessary or desirable as a condition of the executing an Award or benefit under the Plan, then such action may not be taken, in whole or in part, unless and until such qualification, registration, consent or approval shall have been effected or obtained free of any conditions the Company deems unacceptable.

5.7 Reasonableness of Restrictions, Severability and Court Modification. Participant and the Company agree that the restrictions contained in this Grant Agreement are reasonable, but, should any provision of this Grant Agreement be determined by a court of competent jurisdiction to be invalid, illegal or otherwise unenforceable or unreasonable in scope, the validity, legality and enforceability of the other provisions of this Grant Agreement will not be affected thereby, and the provision found invalid, illegal, or otherwise unenforceable or unreasonable will be considered by the Company and Participant to be amended as to scope of protection, time or geographic area (or any one of them, as the case may be) in whatever manner is considered reasonable by that court and, as so amended, will be enforced.

5.8 Withholding of Taxes. To the extent that the Company is required to withhold taxes in compliance with any federal, state, local or foreign law in connection with any payment made or benefit realized by a Participant or other person under this Grant Agreement, it shall be a condition to the receipt of such payment or the realization of such benefit that the Participant or

H&R Block Inc. 2003 Long-Term Executive Compensation Plan
Grant Agreement – Stock Options (2012)

such other person make arrangements satisfactory to the Company for the payment of all such taxes required to be withheld. At the discretion of the Committee, such arrangements may include relinquishment of a portion of such benefit.  In the event the Participant has not made arrangements, the Company shall instruct the Participant’s employer to withhold such amount from the Participant’s next payment(s) of wages. The Participant authorizes the Company to so instruct the Participant’s employer and authorizes the Participant’s employer to make such withholdings from payment(s) of wages.

5.9 Waiver. The failure of the Company to enforce at any time any terms, covenants or conditions of this Grant Agreement shall not be construed to be a waiver of such terms, covenants or conditions or of any other provision. Any waiver or modification of the terms, covenants or conditions of this Grant Agreement shall only be effective if reduced to writing and signed by both Participant and an officer of the Company.

5.10 Plan Control.  The terms of this Grant Agreement are governed by the terms of the Plan, as it exists on the Grant Date and as the Plan is amended from time to time.  In the event of any conflict between the provisions of this Grant Agreement and the provisions of the Plan, the terms of the Plan shall control.

5.11 Notices. Any notice to be given to the Company or election to be made under the terms of this Grant Agreement shall be addressed to the Company (Attention: Long-Term Incentive Department) at One H&R Block Way, Kansas City Missouri 64105 or at such other address as the Company may hereafter designate in writing to the Participant. Any notice to be given to the Participant shall be addressed to the Participant at the last address of record with the Company or at such other address as the Participant may hereafter designate in writing to the Company. Any such notice shall be deemed to have been duly given when deposited in the United States mail via regular or certified mail, addressed as aforesaid, postage prepaid.

5.12 Choice of Law. This Grant Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Missouri without reference to principles of conflicts of laws.

5.13 Choice of Forum and Jurisdiction. Participant and Company agree that any proceedings to enforce the obligations and rights under this Grant Agreement must be brought in Missouri District Court located in Jackson County, Missouri, or in the United States District Court for the Western District of Missouri in Kansas City, Missouri. Participant agrees and submits to personal jurisdiction in either court. Participant and Company further agree that this Choice of Forum and Jurisdiction is binding on all matters related to Awards under the Plan and may not be altered or amended by any other arrangement or agreement (including an employment agreement) without the express written consent of Participant and H&R Block, Inc.

5.14 Attorneys Fees. Participant and Company agree that in the event of litigation to enforce the terms and obligations under this Grant Agreement, the party prevailing in any such cause of action will be entitled to reimbursement of reasonable attorney fees.

H&R Block Inc. 2003 Long-Term Executive Compensation Plan
Grant Agreement – Stock Options (2012)

5.15 Relationship of the Parties. Participant acknowledges that this Grant Agreement is between H&R Block, Inc. and Participant. Participant further acknowledges that H&R Block, Inc. is a holding company and that Participant is not an employee of H&R Block, Inc.

5.16 Headings. The section headings herein are for convenience only and shall not be considered in construing this Grant Agreement.

5.17 Amendment. No amendment, supplement, or waiver to this Grant Agreement is valid or binding unless in writing and signed by both parties.

5.18 Execution of Agreement. This Grant Agreement shall not be enforceable by either party, and Participant shall have no rights with respect to the Awards made hereunder unless and until it has been (a) signed by Participant and on behalf of the Company by an officer of the Company, provided that the signature by such officer of the Company on behalf of the Company may be an electronic, facsimile or stamped signature, and (b) returned to the Company.

In consideration of said Award and the mutual covenants contained herein, the parties agree to the terms set forth above.

The parties hereto have executed this Grant Agreement.

Participant Name:                                           [Participant Name]

Date Signed:                                           [Acceptance Date]

H&R BLOCK, INC.
By:

William C. Cobb
President and Chief Executive Officer

H&R Block Inc. 2003 Long-Term Executive Compensation Plan
Grant Agreement – Stock Options (2012)